UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
July 15th, 2011

STELLAR RESOURCES, LTD.
(Exact name of registrant as specified in its charter)

Nevada	0-51400	98-0373867
(State or jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

375 N. Stephanie Street, Suite 1411, Las Vegas, Nevada	89014
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(702) 475-5857

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240 . 14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240 .14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4© under the Exchange Act (17 CFR 240 . 13e-4(c))

Item 2.01  Completion of Acquisition or Disposition of Assets

July 14th, 2010, - Stellar Resources, Ltd. (the "Company") announced the acquisition of ZeroGap technology from its President Mr. Ray Jefferd. The Company has acquired all right, title and interest to the ZeroGap intellectual property, free of any encumbrances or royalties from Mr. Jefferd.

The purchase price for the acquisition is $3,000,000 which the company has satisfied by the issuance of 30,000,000 of its restricted common shares to Mr. Jefferd.

Stellar has acquired this technology as part of its ongoing strategic plan to be in the business of oil and gas exploration and production, technological development, and the accumulation of oil and gas reserves.

The Company obtained an independent expert fairness opinion on July 11, 2011 prepared by Dr. Michael Tenhover prior to finalizing the acquisition of ZeroGap outlining the inherent value and validity of the technology. Dr. Tenhover, has over 30 years of experience in the oil and gas industry and is the former chief scientist for advanced materials at BP.  Dr. Tenhover has 36 issued US patents, 3 invited review chapters for scientific books, 89 publications in peer reviewed scientific publications and has given numerous invited scientific lectures at conferences and major universities around the world.

The Corporation has satisfied all of its due diligence requirements regarding this transaction with Mr. Ray Jefferd. As a result Stellar has completed this transaction and issued the 30,000,000 restricted common shares from its treasury to Mr. Jefferd.

Item 9.01  Financial Statements and Exhibits

The following exhibit is furnished as part of this Current Report on Form 8-K.

Exhibit No.	Description
99.1	Press Release

Pursuant to the requirements of Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 15th day of July, 2011.

STELLAR RESOURCES, LTD.

By:          /s/ Ray Jefferd, President,
Chief Executive Officer
a member of the Board of Directors

By:          /s/ Luigi Rispoli
Chief Financial Officer
a member of the Board of Directors